Exhibit 3.1
ARTICLES OF AMENDMENT

OF

F & M BANK CORP.

5.10% NONCUMULATIVE MANDATORILY CONVERTIBLE PREFERRED STOCK, SERIES A

1.           The name of the corporation is F & M Bank Corp.

2. The corporation’s Amended and Restated Articles of Incorporation hereby are amended by adding a new Paragraph 13, which reads as follows:

     “13.           5.10% Noncumulative Mandatorily Convertible Preferred Stock, Series A

a)           Designation and Number of Shares.  There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the 5.10% Noncumulative Mandatorily Convertible Preferred Stock, Series A (the “Series A Preferred Stock”).  The authorized number of shares of Series A Preferred Stock shall be 400,000.

b)           Ranking.  The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank:

(i)           senior to Common Stock and each other class of capital stock or series of preferred stock established after the issue date of the Series A Preferred Stock (the “Issue Date”) by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution (collectively referred to as “Junior Securities”);

(ii)           on parity with any class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution (collectively referred to as “Parity Securities”); and

(iii)           junior to each class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution (collectively referred to as “Senior Securities”).

c)           Definitions. As used herein:

“Articles of Amendment” means these Articles of Amendment relating to the Series A Preferred Stock, as they may be amended from time to time.

“Articles of Incorporation” means the Articles of Incorporation of the Corporation, as they may be amended from time to time, and shall include these Articles of Amendment.

“Board of Directors” means the Board of Directors of the Corporation or any committee thereof duly authorized to act on behalf of such Board of Directors.

“Business Combination” has the meaning set forth in Section k)(i).

“Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

“Bylaws” means the Amended and Restated Bylaws of the Corporation, as may be amended from time to time.

“Closing Price” of the Common Stock on any determination date means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no Closing Price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group, Inc. or a similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

“Common Stock” means the common stock, par value $5.00 per share, of the Corporation.

“Conversion Agent” means the Transfer Agent acting it its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.

“Conversion Date” has the meaning set forth in Section g)(v)(b).

“Conversion Price” at any time means, for each share of Series A Preferred Stock, a dollar amount equal to $25.00 divided by the Conversion Rate (the initial Conversion Price is $22.50), subject to adjustment as set forth in Section j).

“Conversion Rate” means for each share of Series A Preferred Stock, 1.111 shares of Common Stock, subject to adjustment as set forth herein.  Any adjustment to the Conversion Price shall result in a change in the Conversion Rate.

“Conversion Shares” has the meaning set forth in Section j)(i)(f).

“Corporation” means F & M Bank Corp., a Virginia corporation.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

“Distribution Date” has the meaning set forth in Section j)(i)(f).

“Dividend Payment Date” has the meaning set forth in Section d)(i).

“Dividend Period” has the meaning set forth in Section d)(i).

“DTC” means The Depository Trust Company and its successors or assigns.

“Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Issue Date” has the meaning set forth in Section b)(i).

“Junior Securities” has the meaning set forth in Section b)(i).

“Mandatory Conversion Date” has the meaning set forth in Section i)(iii).

“Market Value” means the average Closing Price of a share of Common Stock for a thirty (30) consecutive Trading Day period prior to the date of measurement.

“Parity Securities” has the meaning set forth in Section b)(iii).

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Record Date” has the meaning set forth in Section d)(i).

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns or any other registrar duly appointed by the Corporation.

“Senior Securities” has the meaning set forth in Section b)(iii).

“Series A Preferred Stock” has the meaning set forth in Section a).

“Trading Day” means any day on which the national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation is open for the transaction of business and the shares of Common Stock are not suspended from trading at the close of business.

“Transfer Agent” means Registrar and Transfer Company acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Series A Preferred Stock, and its successors and assigns, including any successor transfer agent appointed by the Corporation.

d)           Dividends.

(i)           From and after the Issue Date, Holders shall be entitled to receive dividends on the Series A Preferred Stock.  Dividends will be payable quarterly in arrears, when, as and if authorized and declared by the Board of Directors out of legally available funds, on a noncumulative basis, at an annual rate equal to 5.10% on the $25.00 per share purchase price.  Subject to the foregoing, dividends will be payable in arrears on the last day of March, June, September and December of each year (each, a “Dividend Payment Date”) commencing on December 31, 2014.  Each dividend shall be payable to Holders of record as they appear on the Corporation’s stock register at the close of business on the first day of the month, whether or not a Business Day, in which the relevant Dividend Payment Date occurs (each, a “Record Date”).  Each period from and including a Dividend Payment Date (or the date of the issuance of the Series A Preferred Stock) to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period.”  Dividends payable for each Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  If a scheduled Dividend Payment Date falls on a day that is not a Business Day, the dividend will be paid on the next Business Day as if it were paid on the scheduled Dividend Payment Date, and no interest or other amount will accrue on the dividend so payable for the period from and after that Dividend Payment Date to the date the dividend is paid.

(ii)           Dividends on the Series A Preferred Stock are noncumulative.  If for any reason the Board of Directors does not authorize and declare a dividend on the Series A Preferred Stock for a Dividend Period, or if the Board of Directors authorizes and declares less than a full dividend, Holders will have no right to receive, and the Corporation will have no obligation to pay, any dividend or full dividend for that period, whether or not the Board of Directors authorizes and declares dividends on the Series A Preferred Stock for any subsequent Dividend Period.

(iii)           The Corporation is not obligated to and shall not pay Holders any interest or sum of money in lieu of interest on any dividend not paid on a Dividend Payment Date.  The Corporation is also not obligated to and shall not pay Holders any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above.

(iv)           So long as any share of Series A Preferred Stock remains outstanding, (1) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) and (2) no shares of Junior Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as (a) a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (b) repurchases in support of the Corporation’s employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities), unless, in each case, the full dividends for the most recent Dividend Payment Date on all outstanding shares of the Series A Preferred Stock and Parity Securities have been paid or declared and a sum sufficient for the payment thereof has been set aside.

Subject to the succeeding sentence, for so long as any share of Series A Preferred Stock remains outstanding, the Corporation shall not declare, pay, or set aside for payment dividends on any Parity Securities for any period unless it has paid in full, or declared and set aside payment in full, in respect of all dividends for the then-current Dividend Period for all outstanding shares of Series A Preferred Stock.  To the extent that the Corporation declares dividends on the Series A Preferred Stock and on any Parity Securities, but does not make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the Holders and the holders of any such Parity Securities then outstanding.  For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Series A Preferred Stock and all Parity Securities bear to each other.

The Corporation is not obligated to pay Holders any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described herein.  Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on any securities of the Corporation, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and Holders shall not be entitled to participate in any such dividends.

(v)             Payments of cash for dividends shall be delivered to the Holder or, in the case of global certificates, through a book-entry transfer through DTC or any successor entity.

e)           Liquidation.

(i)           In the event that the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount of twenty-five dollars ($25.00) per share of Series A Preferred Stock, plus an amount equal to any declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of Common Stock or any other Junior Securities.  After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by the Corporation, and will have no right or claim to any of the Corporation’s remaining assets.

(ii)           In the event that the Corporation’s assets available for distribution to stockholders upon any liquidation, dissolution or winding-up of the Corporation’s affairs, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Securities, the Holders and the holders of such other Parity Securities will share ratably in any distribution of the Corporation’s assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(iii)           For the purposes of this Section e), the consolidation or merger of the Corporation with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business, shall not be deemed to constitute its liquidation, dissolution, or winding-up.

f)           Redemption.

(i)           The shares of Series A Preferred Stock shall be redeemable at the Corporation’s option and, with the prior approval of the Federal Reserve, if required, in whole or in part, at any time or from time to time, out of funds legally available for payment, on or after the third anniversary of the Issue Date at the cash redemption price of twenty-five dollars ($25.00) per share of Series A Preferred Stock, plus declared and unpaid dividends, if any, from any and all Dividend Payment Dates preceding the date fixed for redemption.

(ii)           If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation will select those to be redeemed pro rata, or by lot, or in any other manner as the Board of Directors may determine.  If a partial redemption of the Series A Preferred Stock would result in the delisting of the Series A Preferred Stock from any national securities exchange on which the shares of Series A
Preferred Stock may then be listed, Series A Preferred Stock may only be redeemed in whole.

(iii)           On and after the date fixed for redemption, provided that the redemption price has been paid or provided for, dividends will no longer be declared on the Series A Preferred Stock called for redemption. These shares will no longer be deemed to be outstanding, and the holders of these shares will have no rights as stockholders, except the right to receive the amount payable on redemption, without interest, upon surrender of the shares of Series A Preferred Stock to be redeemed.

(iv)           Should any shares of Series A Preferred Stock be redeemed, notice of redemption will be given by first-class mail, postage prepaid, mailed not less than thirty (30) days nor more than sixty (60) days before the redemption date, to the Holders of record of the shares of Series A Preferred Stock to be redeemed as their addresses appear on the Corporation’s stock register.

g)           Conversion Procedures.

(i)           Effective immediately prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, dividends shall no longer be authorized and declared on any converted shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to these Articles of Incorporation.

(ii)           Prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series A Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series A Preferred Stock.

(iii)           Shares of Series A Preferred Stock duly converted in accordance with these Articles of Incorporation will resume the status of authorized and unissued serial preferred stock, undesignated as to series and available for future issuance.  The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock, but not below the number of shares of Series A Preferred Stock then outstanding.

(iv)           The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date or  any applicable Conversion Date.  In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or, in the case of global certificates or uncertificated shares, through book-entry transfer through the Depositary.

(v)           Conversion into shares of Common Stock will occur on the Mandatory Conversion Date or any applicable Conversion Date as follows:

(a)           On the Mandatory Conversion Date, shares of Common Stock shall be issued to Holders or their designee upon presentation and surrender of the certificate evidencing the Series A Preferred Stock to the Conversion Agent, if shares of the Series A Preferred Stock are held in certificated form, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.  If a Holder’s interest is a beneficial interest in a global certificate representing Series A Preferred Stock, a book-entry transfer through the Depositary will be made by the Conversion Agent upon compliance with the Depositary’s procedures for converting a beneficial interest in a global security.

(b)           On the date of any conversion at the option of a Holder pursuant to Section h), if a Holder’s interest is in certificated form, a Holder must do each of the following in order to convert: (i) complete and manually sign the conversion notice provided by the Conversion Agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the Conversion Agent; (ii) surrender the shares of Series A Preferred Stock to the Conversion Agent; (iii) if required, furnish appropriate endorsements and transfer documents; (iv) if required, pay all transfer or similar taxes; and (v) pay funds equal to any declared and unpaid dividend payable on the next Dividend Payment Date to which such Holder is entitled. If a Holder’s interest is a beneficial interest in a global certificate representing Series A Preferred Stock, in order to convert pursuant to Section h), such Holder must comply with the final three conditions to conversion set forth above in this subclause (b) and comply with the Depositary’s procedures for converting a beneficial interest in a global security.  The date on which a Holder complies with the procedures in this subclause (b) is the “Conversion Date.” The Conversion Agent shall, on a Holder’s behalf, convert the Series A Preferred Stock into shares of Common Stock, in accordance with the terms of the notice delivered by such Holder described in this subclause (b).

h)           Optional Conversion Right.

(i)           Each Holder shall have the right, at any time and at such Holder’s option, to convert all or any portion of such Holder’s Series A Preferred Stock into shares of Common Stock at the Conversion Rate in effect on the Conversion Date plus cash in lieu of fractional shares.

(ii)           If the Conversion Date is on or prior to the Record Date for any declared dividend for the Dividend Period in which a Holder elects to convert, the Holder shall not receive any declared dividends for that Dividend Period.  If the Conversion Date is after the Record Date for any declared dividend and prior to the corresponding Dividend Payment Date, the Holder will receive that dividend on the relevant Dividend Payment Date; however, whether or not the Holder was the holder of record on the Record Date, if the Holder converts after a Record Date and prior to the related Dividend Payment Date, the Holder must, as provided in Section g)(v)(b), pay to the Conversion Agent when the Holder converts shares of Series A Preferred Stock an amount in cash equal to the full dividend actually paid on such Dividend Payment Date on the shares being converted, unless the Holder’s shares of Series A Preferred Stock are being converted as a consequence of a mandatory conversion at the Corporation’s option, as set forth below.

i)           Mandatory Conversion at the Corporation’s Option.

(i)           The Corporation may, at its option, at any time or from time to time cause some or all of the Series A Preferred Stock to be converted into shares of its Common Stock at the then applicable Conversion Rate.  The Corporation may exercise its conversion right if, for twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days, including the last Trading Day of such period, ending on the Trading Day preceding the date it gives notice of mandatory conversion, the Closing Price of its Common Stock exceeds the then applicable Conversion Price of the Series A Preferred Stock.

(ii)           If the Corporation elects to cause less than all of the shares of Series A Preferred Stock to be converted under Section i)(i), the Conversion Agent will select the Series A Preferred Stock to be converted by lot, or on a pro rata basis or by another method the Conversion Agent considers fair and appropriate, including any method required by DTC or any successor Depositary.  If the Conversion Agent selects a portion of a Holder’s Series A Preferred Stock for partial mandatory conversion and the Holder converts a portion of the same shares of Series A Preferred Stock, the converted portion shall be deemed to be from the portion selected for mandatory conversion under this Section i).

(iii)           To exercise the mandatory conversion right in this Section i), the Corporation must provide a notice of such conversion to each Holder or issue a press release for publication and make this information available on the Corporation’s website, if any.  The conversion date shall be a date selected by the Corporation (the “Mandatory Conversion Date”) and shall be no more than twenty (20) and not less than ten (10) days after the date on which the Corporation provides such notice of mandatory conversion or issues such press release.  In addition to any information required by applicable law or regulation, the notice of mandatory conversion and press release shall state, as appropriate:  (1) the Mandatory Conversion Date; (2) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock; and (3) the number of shares of Series A Preferred Stock to be converted.

j)           Adjustments to Conversion Price.

(i)           The Conversion Price shall be subject to adjustment at any time or from time to time if, after the Issue Date, any of the following events occur:

(a)           the Corporation pays a dividend (or other distribution) payable in shares of Common Stock on any class of its capital stock (including, without limitation, any dividend or distribution in the form of options, warrants or other rights to acquire capital stock) of the Corporation (other than the issuance of shares of Common Stock in connection with the conversion of the Series A Preferred Stock or as dividends in respect of the Series A Preferred Stock and other than pursuant to any current or future dividend reinvestment plan or employee or director incentive or benefit plan or arrangement of the Corporation, including any employment, severance or consulting agreement);

(b)           the Corporation combines, subdivides or reclassifies its Common Stock;

(c)           the Corporation issues to all holders of its Common Stock rights, options or warrants entitling them to subscribe for or purchase shares of its Common Stock (or securities convertible or exchangeable for shares of Common Stock) at a price per share less than the then-current Conversion Price as of the close of business on the day preceding the day on which the announcement by public notice of such issuance was made, other than (i) issuances of such rights, options or warrants if the Holder would be entitled to receive such rights, options or warrants upon conversion at any time of shares of the Series A Preferred Stock into Common Stock, and (ii) issuances that are subject to certain triggering events (until such time as such triggering events occur);

(d)           the Corporation makes a pro rata distribution to all holders of shares of Common Stock consisting only of cash that, when combined with all other all cash distributions made by the Corporation within the preceding twelve months and any cash and the fair market value of other consideration paid or payable for any tender offer or stock repurchase by the Corporation for shares of Common Stock concluded within the preceding twelve months, in the aggregate exceeds fifteen percent (15%) of its market capitalization on the record date of such distribution;

(e)           the Corporation completes a stock repurchase, tender or exchange offer for shares of its Common Stock that involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender or exchange offer or stock repurchase by the Corporation for shares of Common Stock expiring within the then preceding twelve months, and (ii) the aggregate amount of any cash distributions referenced in subsection (d) above to all holders of shares of its Common Stock within the preceding twelve months, exceeds fifteen percent (15%) of its market capitalization on the expiration of such tender or exchange offer or stock repurchase; or

(f)           the Corporation makes a distribution to all holders of its Common Stock consisting of evidences of its indebtedness, shares of its capital stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in subsections (a) and (c) above, and excluding any dividend or distribution paid in cash out of retained earnings).

In the case of the items described in subsections (a) and (b), above, the Conversion Price in effect immediately prior to the occurrence of any such event shall be adjusted so that the Holder of shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such Holder would have owned or would have been entitled to receive upon or by reason of any of these events, had such shares of Series A Preferred Stock been converted into shares of Common Stock immediately prior to the occurrence of such event.  This adjustment shall become effective retroactively (i) in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution, or (ii) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective; provided, however, if such dividend or distribution is declared but not paid or made, the Conversion Price shall be readjusted as if such dividend or distribution had not occurred.

In the case of subsection (c), above, the Conversion Price in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to the record date of such issuance by a fraction (i) the numerator of which is the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock issued or to be issued upon or as a result of the issuance of such rights, options or warrants (or the maximum number into or for which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised), and (ii) the denominator of which is the sum of the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued (or into or for which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised) plus the aggregate amount of any additional consideration initially payable upon the conversion, exchange or exercise of such security would purchase at the Market Value of Common Stock as of the close of business on the day preceding the day on which the announcement by public notice of such issuance was made.  An adjustment made pursuant to subsection (c) as described herein shall become effective immediately prior to the opening of business on the day following the record date for such issuance.  If the shares of Common Stock are not delivered pursuant to such rights, options or warrants, upon the expiration or termination of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights, options or warrants, been made on the basis of the delivery of only the number of shares of Common Stock actually issued (or the number of shares of Common Stock actually issued upon conversion, exchange, or exercise of such other securities).

If the Corporation distributes rights or warrants (other than those referred to in subsection (c), above) pro rata to the holders of Common Stock, the Conversion Price shall not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants so long as (x) such rights or warrants have not expired or been redeemed by the Corporation, and (y) the Holder of any shares of Series A Preferred Stock surrendered for conversion shall be entitled to receive upon such conversion, in addition to the shares of Common Stock then issuable upon such conversion (the “Conversion Shares”), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the “Distribution Date”), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants, and (ii) if such conversion occurs after the Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such shares of the Series A Preferred Stock were convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such shares of the Series A Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the rights and warrants.

In the case of subsections (d), (e) and (f), above, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of the distribution or completion of the stock repurchase, tender or exchange offer, as the case may be, by a fraction (i) the numerator of which is the Market Value of Common Stock for the period ending on the record date for the determination of stockholders entitled to receive such distribution, or, if such adjustment is made upon the completion of a stock repurchase, tender or exchange offer, on the payment date for such offer, and (ii) the denominator of which shall be such Market Value of Common Stock less the then fair market value (which means what a willing buyer would pay to a willing seller in an arm’s length transaction as determined by the Board of Directors whose determination is made in good faith and, absent manifest error, will be final and binding upon the holders) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or paid in such stock repurchase, tender or exchange offer, applicable to one share of Common Stock (but such denominator shall not be less than one); provided, however, that no adjustment will be made with respect to any distribution of rights to purchase the Corporation’s securities if the Holder would otherwise be entitled to receive such rights upon conversion at any time of shares of the Series A Preferred Stock into shares of Common Stock.  Such adjustment shall be made whenever any such distribution is made or stock repurchase, tender or exchange offer is completed, as the case may be, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution or on the payment date for such offer.

(ii)           No adjustment of less than one percent (1%) of the Conversion Price will be required.  Any adjustment not made due to this limitation must be carried forward, however, and taken into account in any subsequent adjustment determination.

(iii)           The Series A Preferred Stock does not have rights protecting its Holders against dilution resulting from the sale of additional shares of Common Stock by the Corporation.

(iv)           In the case the Corporation at any time or from time to time shall take any action affecting its Common Stock at a price per share less than the then applicable Conversion Price, other than an action described above, then the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines to be equitable in the circumstances.

(v)           Upon any adjustment in the Conversion Price pursuant to this Section j), the Corporation  promptly shall deliver to the Transfer Agent and each Holder an officer’s certificate describing in reasonable detail the event requiring the adjustment in the Conversion Price and the method of calculation thereof and specifying the increased or decreased Conversion Price in effect following such adjustment, and attaching and certifying the resolution of the Board of Directors (if applicable).

(vi)           Notwithstanding the foregoing and to the extent permitted by law, whenever successive adjustments to the Conversion Price are called for pursuant to this Section j), such adjustments shall be made as may be necessary or appropriate to effect the intent of this Section j) and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

k)           Consolidation, Merger and Sale of Assets.

(i)           In the event of any reclassification of the Corporation’s outstanding shares of Common Stock (other than a change in par value), or in the event of any consolidation, merger or share exchange of the Corporation with or into another entity or any merger, consolidation or share exchange of another entity with or into the Corporation, other than a consolidation, merger or share exchange in which the Corporation is the resulting or surviving entity and which does not result in any reclassification of the outstanding Common Stock (other than a change in par value), or in the event of any sale, lease or other disposition to another entity of all or substantially all of the assets of the Corporation (computed on a consolidated business), other than to one or more of the Corporation’s subsidiaries (any of the foregoing considered a “Business Combination”) each share of the Series A Preferred Stock then outstanding shall be convertible, at the option of the Holder, or pursuant to and in accordance with the Corporation’s conversion option described in Section i), into the kind and amount of securities (of the Corporation or another issuer), cash and other property receivable upon such reclassification or Business Combination by a holder of the number of shares of Common Stock into which such shares of the Series A Preferred Stock could have been converted immediately prior to such reclassification or Business Combination, after giving effect to any adjustment event.  These provisions apply to successive reclassifications or Business Combinations.  The right of a Holder to convert the Holder’s shares of Series A Preferred Stock into Common Stock prior to the effective date of a reclassification or Business Combination shall not be affected by this Section k)(i).  Holders of Series A Preferred Stock shall have no right to vote with respect to such reclassification or Business Combination, including pursuant to Section l) hereof, except as specifically required by Virginia law.

(ii)           The Corporation may enter into a Business Combination but in such event:

(a)           the shares of the Series A Preferred Stock (unless otherwise converted pursuant to these Articles of Incorporation) will become shares of such survivor, successor, transferee or lessee, having in respect of such survivor, successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, that the shares of the Series A Preferred Stock had immediately prior to such transaction; and

(b)           the Corporation must deliver to the Transfer Agent an officer’s certificate and an opinion of counsel stating that such transaction complies with the Articles of Incorporation.

(iii)           Upon the Corporation’s consummation of a Business Combination, the successor resulting from such Business Combination will succeed to, and be substituted for, and may exercise every right and power of the Corporation under the shares of the Series A Preferred Stock, and thereafter, the predecessor (if still in existence) shall be released from its obligations and covenants with respect to the Series A Preferred Stock.

l)           Voting Rights.

(i)            The Holders have no voting rights except as required by Virginia law and as set forth in these Articles of Incorporation.

(ii)            So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Articles of Incorporation, the Corporation shall not, without the affirmative vote or written consent of the Holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class:

(a)           amend, alter or repeal or otherwise change, whether by Business Combination or otherwise, any provision of the Articles of Incorporation authorizing and creating the Series A Preferred Stock, if the amendment, authorization or repeal would change the rights, preferences, powers or privileges of the Series A Preferred Stock;

(b)           create, authorize, issue or increase the authorized or issued amount of any class or series of any of the Corporation’s equity securities, or any warrants, options or other rights convertible or exchangeable into any class or series of any of the Corporation’s equity securities, which would constitute Parity Securities or Senior Securities, provided, however, that the consent of the Holders of the Series A Preferred Stock shall not be required in connection with the creation, authorization or issuance of Parity Securities unless the Parity Securities have cumulative dividend rights, or an amendment which increases the number of authorized shares of preferred stock; or

(c)           consummate a share exchange or reclassification involving shares of Series A Preferred Stock or a merger or consolidation with another entity, unless in each case shares of Series A Preferred Stock remain outstanding and their rights, preferences, powers or privileges remain unchanged.

m)           Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of these Amended and Restated Articles of Incorporation, the Bylaws and applicable law and the rules of any national securities exchange or other trading facility on which Series A Preferred Stock is listed or traded at the time.

n)           Fractional Shares.

(i)            No fractional shares of Common Stock shall be issued to Holders of the Series A Preferred Stock upon conversion.  In lieu of any fractional shares of Common Stock otherwise issuable in respect of the aggregate number of shares of the Series A Preferred Stock of any Holder that are converted, the Holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price per share of Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.

(ii)            If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

o)           No Sinking Fund. The Series A Preferred Stock shall not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders will have no right to require redemption or repurchase of any shares of Series A Preferred Stock.

p)           Reservation of Stock.

(i)           The Corporation shall at all times reserve and keep available out of the authorized and unissued shares of Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock as provided in these Articles of Incorporation, that number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the Series A Preferred Stock then outstanding, at the Conversion Rate then in effect.

(ii)           All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable.

(iii)           Any shares of the Series A Preferred Stock converted into shares of Common Stock or otherwise reacquired by the Corporation shall resume the status of authorized and unissued preferred shares, undesignated as to series, and shall be available for subsequent issuance.

q)           Transfer Agent, Registrar, and Conversion Agent. The duly appointed Transfer Agent, Registrar, paying agent and Conversion Agent for the Series A Preferred Stock shall initially be Registrar and Transfer Company.  The Corporation may, in its sole discretion, remove the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

r)           Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of these Articles of Amendment) with postage prepaid, addressed:  (i) if to the Corporation, to the principal office of the Corporation or to the Transfer Agent at its principal office in the Untied States of America, or other agent of the Corporation designated as permitted by these Articles of Amendment, or (ii) if to any Holder or holder of shares of Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any Transfer Agent for the Series A Preferred Stock or the Common Stock, as the case may be), or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

s)           Other Rights.

The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, in the Articles of Incorporation, in the Bylaws, or as provided by applicable law.

t)           Replacement Stock Certificates.

(i)            If physical certificates are issued for the Series A Preferred Stock, the Corporation will replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Corporation will replace certificates that become destroyed, lost or stolen at the Holder’s expense upon delivery of and the transfer of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Transfer Agent and the Corporation.

(ii)            The Corporation, however, is not required to issue any certificates representing shares of Series A Preferred Stock on or after any Mandatory Conversion Date or any applicable Conversion Date thereof. In place of the delivery of a replacement certificate following such Mandatory Conversion Date or applicable Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, will deliver the shares of Common Stock issuable pursuant to the terms of Series A Preferred Stock evidenced by the certificate.”

3.           These Articles of Amendment were duly adopted on August 19, 2014 by the Board of Directors of the Corporation without shareholder approval because they classify unissued shares of preferred stock into one or more series pursuant to paragraph 5 of the Amended and Restated Articles of Incorporation of the Corporation and Section 13.1-639 of the Virginia Stock Corporation Act.

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IN WITNESS WHEREOF, F & M Bank Corp. has caused these Articles of Amendment to be signed by Neil W. Hayslett, its Executive Vice President, this 1st day of December, 2014.

F & M Bank Corp.

By:	/s/ Neil W. Hayslett
Neil W. Hayslett
Executive Vice Preesident

[Signature Page to Articles of Amendment of F & M Bank Corp.]